Exhibit 99.1

Momentive Performance Materials Inc. Reports

Second Quarter 2008 Results

ALBANY, N.Y., August 13, 2008 – Momentive Performance Materials Inc. (“Momentive” or the “Company”) today reported its consolidated results for the fiscal three-month period ended June 29, 2008. Highlights include:

•	Net sales of $737.5 million, our highest quarterly sales on record, compared to $651.5 million in the fiscal three-month period ended July 1, 2007, an increase of 13.2%.

•	Adjusted EBITDA of $98.0 million compared to Adjusted EBITDA of $119.6 million in the fiscal three-month period ended July 1, 2007, a decrease of 18.1%.

•	Operating income of $36.9 million versus operating income of $41.4 million in the fiscal three-month period ended July 1, 2007.

•	Net loss of $46.1 million compared to net loss of $44.7 million in the fiscal three-month period ended July 1, 2007.

“Despite a challenging economic environment, demand in our silicones business remained solid as we achieved record sales in the second quarter. As we previously forecasted, steep increases in raw material, energy and transportation costs and difficult market conditions in our quartz business negatively impacted our Adjusted EBITDA in the quarter,” said Jonathan Rich, president & CEO. He added, “In the second half, we will continue to focus on offsetting inflation with cost-cutting measures and further pricing actions, as necessary.”

For more information, interested parties may participate in Momentive’s Second Quarter 2008 Conference Call on Thursday, August 14, 2008 at 9:00 A.m. EDT:

U.S. Toll-Free:	866.356.4123
Outside of the U.S.:	+617.597.5393
Password:	15079034

Forward-Looking and Cautionary Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations on flexibility in operating our business contained in the documents governing our indebtedness; changes in prices and availability of raw materials and key intermediates and rising energy costs. For a more detailed discussion of these and other risk factors, see our Form 10-K for the year ended December 31, 2007 and our other reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a premier specialty materials company, providing high-technology materials solutions to the silicones, quartz and ceramics markets. The company, as a global leader with worldwide operations, has a robust product portfolio, an enduring tradition of service excellence, and industry-leading research and development capabilities. Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management L.P. Additional information is available at www.momentive.com.

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Investor Contact

Peter Cholakis

(914) 784-4871

peter.cholakis@momentive.com

Summary Results

The following table sets forth certain historical consolidated financial information, in both dollars and percentages of net sales, for the fiscal three-month periods ended June 29, 2008 and July 1, 2007.

	Fiscal three-month periods ended
	June 29, 2008		July 1, 2007
	(dollars in millions)
Net sales	$737.5	100.0%	$651.5	100.0%
Cost of sales, excluding depreciation	515.7	69.9%	428.1	65.7%

Gross profit	221.8	30.1%	223.4	34.3%
Selling, general and administrative expenses	155.3	21.1%	155.9	23.9%
Research and development expenses	20.9	2.8%	18.7	2.9%
Restructuring and other costs	8.7	1.2%	7.4	1.1%

Operating income	36.9	5.0%	41.4	6.4%
Other income (expenses)
Interest expense, net	(70.6)	(9.6)%	(71.0)	(10.9)%
Other income (expense), net	0.2	0.0%	(3.4)	(0.5)%
Minority interests	0.3	—	(0.1)	—

Loss before income taxes	(33.2)	(4.5)%	(33.1)	(5.1)%
Income taxes	12.9	1.7%	11.6	1.8%

Net loss	$(46.1)	(6.3)%	$(44.7)	(6.9)%

Net Sales by Segment
Silicones	$669.2	90.7%	$580.9	89.2%
Quartz	68.3	9.3%	70.6	10.8%

Total	$737.5	100.0%	$651.5	100.0%

Net Sales. Net sales in the fiscal three-month period ended June 29, 2008 were $737.5 million, compared to $651.5 million for the same period in 2007, an increase of 13.2%. The increase was primarily due to an increase in volume of 1.9%, an increase in selling prices, changes in our product mix and foreign currency exchange rate fluctuations of 6.8%.

Net sales for our Silicones segment in the fiscal three-month period ended June 29, 2008 were $669.2 million, compared to $580.9 million for the same period in 2007, an increase of 15.2%. The increase was primarily due to higher sales volume of 3.0%, an increase in selling prices, changes in our product mix and foreign currency exchange rate fluctuations of 7.2%.

Net sales for our Quartz segment in the fiscal three-month period ended June 29, 2008 were $68.3 million, compared to $70.6 million for the same period in 2007, a decrease of 3.3%. The decrease was primarily due to a cyclical downturn in demand for semiconductor related products.

Cost of Sales, Excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal three-month period ended June 29, 2008 was $515.7 million, compared to $428.1 million for the same period in 2007, an increase of 20.5%. The increase was primarily due to inflation on raw materials, energy and transportation costs. In addition, cost of sales was impacted by the sales volume noted above and changes in foreign currency exchange rates.

Gross Profit. Gross profit in the fiscal three-month period ended June 29, 2008 was $221.8 million, compared to $223.4 million for the same period in 2007, a decrease of 0.7%. The decrease was primarily due to the increase in cost of sales, partially offset by the increase in net sales.

Covenant Compliance

Certain covenants contained in the credit agreement governing our credit facilities and the indentures governing the Senior Notes, Senior Toggle Notes and Senior Subordinated Notes (i) require the maintenance of a net first-lien secured indebtedness to Adjusted EBITDA ratio and/or (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet certain financial tests. For example, the indenture covenants restrict our ability to incur additional indebtedness (subject to certain exceptions) unless we are able to comply, on a pro forma basis, with an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Inability to comply with such covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. The Company is in compliance with the covenant requirements at June 29, 2008.

Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments as described in the table and footnotes below, permitted in calculating covenant compliance in the indentures governing the notes and the credit agreement governing our credit facilities to test the permissibility of certain types of transactions. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented:

			Fiscal three-month period ended		Fiscal six-month period ended
			June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
			(dollars in millions)
Net loss			$(46.1)	(44.7)	(95.0)	(102.0)
Interest expense, net			70.6	71.0	137.6	139.1
Income taxes			12.9	11.6	23.4	8.9
Depreciation and amortization			59.4	58.7	115.4	118.6

EBITDA			$96.8	96.6	181.4	164.6

Minority interest	(a	)	$(0.3)	—	(0.4)	—
Non Cash, Purchase accounting effects	(b	)	—	4.3	—	27.7
Stand-alone savings - assessment	(c	)	0.4	0.6	2.2	(1.1)
Cost savings - new initiatives	(d	)	3.8	—	10.0	1.9
Restructuring and other costs	(e	)	8.7	7.4	13.0	13.0
Transaction, initial costs and other non-cash items	(f	)	(11.4)	10.7	(2.5)	17.0

Adjusted EBITDA			$98.0	119.6	203.7	223.1

(a)	Reflects the elimination of minority interests resulting from the Shenzhen joint venture.

(b)	Represents non-cash charges in costs of sales during the fiscal six-month period ended July 1, 2007 resulting primarily from the sales of inventories revalued at fair value through purchase accounting at the date of the Acquisition.

(c)	For the fiscal three and six-month periods ended June 29, 2008, reflects transition services provided by GE. For the fiscal six-month period ended July 1, 2007 reflects additional costs required to achieve normalized stand alone functionality offset by $5.2 million of transition services provided by GE, as well as $4.1 million of stand-alone cost incurred.

(d)	Represents estimated cost savings from initiatives being implemented by management, including headcount reductions and indirect cost savings.

(e)	Relates primarily to restructuring and non-recurring expenditures.

(f)	For the fiscal three and six-month periods ended June 29, 2008 and July 1, 2007, represents (i) non-cash mark-to-market revaluation of foreign currency forward contracts, (ii) recognition of realized gain or loss on foreign currency forward contracts, (iii) gains or losses on revaluation of our U.S. dollar denominated debt of our foreign subsidiaries and Euro denominated debt, (iv) management fee paid to Apollo, (v) income impact caused by management inventory optimization efforts, (vi) stock-based compensation, and (vii) other non-recurring costs.

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